NEWS RELEASE

For More Information, Contact:

William A. Gehman III, EVP and CFO, 843.723.7700

Carolina Financial Corporation Board of Directors

Approves Increase in Quarterly Cash Dividend

CHARLESTON, S.C., August 24, 2018 – Carolina Financial Corporation (NASDAQ: CARO) announced today that its Board of Directors approved a quarterly cash dividend of $0.07 per share, an increase of $0.01 per share, or 16.7% , from the previous quarterly dividend of $0.06 per share. The dividend will be payable on October 4, 2018 to stockholders of record as of September 20, 2018.

“We are very pleased to increase our quarterly cash dividend for the second time this year, which is attributable to our strong second quarter results,” Jerry Rexroad, Carolina Financial Chief Executive Officer, said.

On July 23, 2018, Carolina Financial Corporation reported net income for the three months ended June 30, 2018 of $15.0 million, or $0.70 per diluted share, an increase of approximately 60.2% from $9.3 million, or $0.58 per diluted share, for the three months ended June 30, 2017. Net income for the six months ended June 30, 2018 totaled $19.0 million, or $0.90 per diluted share, compared to net income of $14.2 million, or $0.94 per diluted share, for the six months ended June 30, 2017. The dividend was increased from $0.05 to $0.06 per share in the second quarter of 2018.

About Carolina Financial Corporation

Carolina Financial Corporation (NASDAQ: CARO) is the holding company of CresCom Bank, which also owns and operates Atlanta-based Crescent Mortgage Company.  As of June 30, 2018, Carolina Financial Corporation had approximately $3.7 billion in total assets and Crescent Mortgage Company was approved to originate loans in 48 states partnering with community banks, credit unions and mortgage brokers.

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